EXHIBIT 21.1

List of Subsidiary Companies

Channel Services S.A., a Swiss company

CNET Networks Asia Pacific Pte Ltd, a Singapore company

CNET Networks Australia Pty Ltd., an Australian company

CNET Networks Deutschland GmbH, a German company

CNET Networks (France) SAS, a French company

CNET Networks Japan KK, a Japanese company

CNET Networks UK Limited, a United Kingdom company

dFactory SARL, a Swiss company

Orange Ball Networks Subsidiary PRC, Inc., a Delaware company

ZD (Tianjin) Computer Information Technology Co., Ltd., a Chinese company

CNET (Beijing) Information Technology Co., Ltd., a Chinese company

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of CNET Networks, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the fiscal year covered by this Annual Report on Form 10-K.